For Immediate Release                                    Exhibit 99.1
Astronics Corporation Announces
Acquisition of Telefonix Inc.
EAST AURORA, NY, October 27, 2017 – Astronics Corporation (NASDAQ: ATRO), a leading provider of advanced technologies for the global aerospace and defense industries, today announced that it has entered into a definitive agreement to acquire substantially all of the assets of Telefonix Inc. and a related company, Product Development Technologies, LLC, (together as “Telefonix PDT”) for approximately
$104 million in cash, funded with Astronics’ senior revolving credit facility. The acquisition is expected to close by year end, and is subject to typical closing conditions, including a review under the Hart-Scott-Rodino Antitrust Improvements Act.
Telefonix PDT, located in Waukegan and Lake Zurich, Illinois, designs and manufactures advanced in-flight entertainment and connectivity equipment, as well as providing industry leading design consultancy services for the global aerospace industry. The company’s products include wireless access points, file servers, content loaders, passenger control units and cord reels, as well as engineering services for its customers.
“We believe Telefonix is an excellent strategic fit with Astronics. Telefonix is a leader in the critical equipment it designs and manufactures and has successfully established itself with an impressive set of aerospace customers. We believe that Astronics will be able to both strengthen and benefit from the technology and relationships that Telefonix brings to our company,” stated Peter J. Gundermann, President and CEO of Astronics. “We welcome the Telefonix team to Astronics. We are confident the combination of world-class capabilities from both organizations will serve to further our mutual goals.”
Telefonix has forecasted 2017 annual sales of approximately $60 million to $70 million. Its historical adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) margins have been consistent with Astronics’ aerospace segment’s past performance. The acquisition is expected to be accretive to earnings in 2018. Its impact on 2017 earnings will depend on the closing date and one-time acquisition related charges, but is expected to be nominal.
ABOUT ASTRONICS CORPORATION
Astronics Corporation (NASDAQ: ATRO) is a leading supplier of advanced technologies and products to the global aerospace, defense, and semiconductor industries. Astronics’ products and services include advanced, high-performance electrical power generation and distribution systems, seat motion solutions, lighting and safety systems, avionics products, aircraft structures, systems certification, and automated test systems. Astronics’ strategy is to increase its value by developing technologies and capabilities, either internally or through acquisition, and using those capabilities to provide innovative solutions to its targeted markets and other markets where its technology can be beneficial. Through its wholly owned subsidiaries, Astronics has a reputation for high-quality designs, exceptional responsiveness, strong brand recognition, and best-in-class manufacturing practices.

Astronics Corporation     press@astronics.com | +1.716.805.1599

130 Commerce Way | East Aurora, NY 14052

Astronics Corporation Announces Acquisition of Telefonix Inc.

October 27, 2017

For more information on Astronics and its products, visit Astronics.com.
Safe Harbor Statement
This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially include the progress of customer fleet upgrade programs, the state of the aerospace and defense industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, customer preferences, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
For more information, contact:
Company                        Investors
David Burney, CFO                     Deborah K. Pawlowski
Astronics Corporation                    KEI Advisors LLC
T: 716.805.1599 x 159                    T: 716.843.3908
david.burney@astronics.com                dpawlowski@keiadvisors.com

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Astronics Corporation     press@astronics.com | +1.716.805.1599

130 Commerce Way | East Aurora, NY 14052